                                           Document is copied.
          AS FILED WITH SECURITIES EXCHANGE COMMISSION ON July 11, 2000.
                                                       REGISTRATION NO.333-34126
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                       Post-Effective Amendment Number Two
                                        to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                        SOCRATES TECHNOLOGIES CORPORATION
               --------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                            -------------------------

             Delaware                                   54-1707718
- -----------------------------                    -------------------
(STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                          8500 Leesburg Pike, Suite 406
                             Vienna, Virginia 22183
                                 (703) 288-6500
          -------------------------------------------------------------
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            -------------------------

                 Paul W. Richter, General Counsel and Secretary
                        Socrates Technologies Corporation
                          8500 Leesburg Pike, Suite 406
                             Vienna, Virginia 22183
                                 (703) 288-6500
            ---------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time-to-time, pursuant to Rule 415, after the Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check this box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X] 333-34126.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________ .

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] __________ .

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

=============================================================================


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus incorporates documents by reference which are not presented in or delivered with it. This means that we can disclose certain information by referring a reader to certain documents. These documents (other than the exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to Paul W. Richter, General Counsel and Secretary, Socrates Technologies Corporation, 8500 Leesburg Pike, Suite 406, Vienna, Virginia 22183, and our telephone number is (703) 288-6500.

         The following documents, which have been filed by Socrates with the SEC pursuant to the Exchange Act (file no. 0-26614) are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

              (a) Annual Report on Form 10-K for the year ended December 31,
1999;

              (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, September 30, 1999, and June 30, 1999;

              (c) Current Reports on Form 8-K, dated June 23, 2000; dated March 15, 2000, and Amendment Number One, dated May 25, 2000, and Amendment Two, dated May 26, 2000 thereto, and February 2, 2000, December 13, 1999, and October 12, 1999,

              (d) All documents filed by Socrates with the SEC Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus; and

              (e) Registration Statement of Form S-3 (Commission File Number 333-34126) and all pre-effective and post-effective amendments thereto.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is to be deemed to be incorporated by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not


                               RECENT DEVELOPMENT

         Effective June 30, 2000, the Nasdaq Stock Market delisted the Company's Common Stock, $0.01 par value, for non-compliance with Nasdaq Marketplace Rule 4460(i) in the 4% Debentures due March 20, 2005, which rule requires a company to obtain shareholder approval for any transactions causing that company to issue shares equaling 20% or more of its outstanding shares of stock. The Company has not received a response from these filings as of July 10, 2000. The Company does not believe that it failed to comply with Nasdaq Marketplace Rule 4460 (i) and filed an appeal and request for emergency review with the Nasdaq Listing Review Council and Nasdaq Stock Market General Counsel's Office on June 30, 2000. Currently, the Company's Common Stock trades on the Over the Counter "pink sheets". The Company believes that one or more market makers may start to trade the Company's Common Stock on the Over the Counter Electronic Bulletin Board. There can be no assurance that any market makers will start to do such trading and the Company has no ability to require market makers to trade the Company's Common Stock on the Over the Counter Electronic Bulletin Board. The Company is also inquiring about listing the Company's Common Stock on regional stock exchanges. As of July 10, 2000, the Company has not applied to have its Common Stock listed on any regional stock exchange.

         The delisting of the Company's Common Stock substantially increases the risk of any investment in the Company in that investors may be unable to trade their shares of Company Common Stock in a timely or expeditious manner. The delisting of the Company's Common Stock has removed those securities from a liquid market to one where there is little if any liquidity and substantially less trading volume. Further, some broker-dealers will not trade in or recommend investing in stocks traded on the Over the Counter "pink sheets". The absence of market makers willing to trade the Company's Common Stock could prevent investors from trading their shares of Company Common Stock in a timely manner or at all.

         The Company entered into a sublease agreement with Inphonic.com, Inc. on July 10, 2000 to lease approximately 22, 170 square feet of the Largo, Maryland 35,000 square foot facility. The Company will remain responsible for the remainder of the rentable space at the Largo, Maryland facility. The Company believes that the rent from the sublease will cover almost all of the direct overhead costs of leasing the Largo, Maryland facility. The Company will continue training classes at the Largo, Maryland facility through October 2000. The Company does not intend to continue its computer technology training operations after the completion of the current classes in October 2000. The training operations have not been profitable in year 2000. Further, new laws in the State of Maryland would have required the Company to license the computer technology training operations in year 2000. The Company concluded that the cost of obtaining a state license in the State of Maryland in year 2000 could not be justified by the financial performance of the computer technology training operations. The Company has also recently concluded that the computer technology training operations are not compatible with its current business strategy.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

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ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the expenses, other than underwriting discounts and commissions, expected to be incurred by the Company in connection with the issuance and distribution of the securities registered under this Registration Statement. All amounts are estimated, with the exception of the SEC Registration Fee and Delaware tax on the issuance of the common shares covered by this Registration Statement:

SEC Registration Fee..............................................$ 1,586.00
NASD Filing Fee...................................................$17,000.00
Legal Fees and Expenses...........................................$ 2,500.00
Accounting Fees and Expenses......................................$ 1,500.00
Miscellaneous.....................................................$ 1,000.00
Total.............................................................$23,586.00
                                                                  ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         The Company has obtained insurance for the benefit of the directors and officers of the Company and its subsidiaries insuring such persons against certain liabilities, including liabilities under Federal and state securities law.

         Article X of the Company's By-Laws, as amended, provides that the Company shall indemnify each person who is or was a director or officer of the Company, each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. Delaware General Corporation Law authorizes corporations to indemnify their directors and officers unless such person shall have been finally adjudicated in any proceeding to have not acted in good faith and in the reasonable belief that such action was in the best interests of the corporation.

ITEM 16. EXHIBITS.

 4.1     Form of 4% Debenture due March 20, 2005
 4.2     Form of Warrant
 4.3     Securities Purchase Agreement
 4.4 Registration Rights Agreement, dated March 20, 2000, between Socrates and Certain Investors

ITEM 17. UNDERTAKINGS.

         A. Undertaking to Update.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                           (i) include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) reflect in the prospectus any facts or events
arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate,

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represent a fundamental change in the information in the Registration Statement;
and

                           (iii) include any material information with respect
to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraph (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Undertaking With Respect to Documents Incorporated by Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Undertaking With Respect to Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         D. Undertaking With Respect to Pricing Information.

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of any prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment Number Two on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Virginia on the 11th day of July 2000.

                                SOCRATES TECHNOLOGIES CORPORATION


                                By: /s/ Timothy Keenan
                                    ---------------------------------------
                                    Timothy Keenan, Chief Executive
                                    Officer and President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul W. Richter and Steve Fogarty, and each of them, any of whom may act without joinder of the others, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment Number Two on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, who being duly authorized to sign, in the County of Fairfax, Virginia on July 11, 2000.

Date: July 11, 2000


                             By: /s/ Paul W. Richter
                                 --------------------------------
                                 Paul W. Richter, Vice President,
                                 General Counsel and Secretary



                        SOCRATES TECHNOLOGIES CORPORATION

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                           Title                            Date
---------                           -----                            ----

/s/ MITCHELL E. JERINE      Acting Chairman and Chief Operating       7/11/00

------------------------    Officer
Mitchell E. Jerine

/s/ TIMOTHY KEENAN          Chief Executive Officer and               7/11/00
                            President
------------------------
Timothy Keenan

/s/ ANDREAS A. KELLER       Director, Vice President-Finance and      7/11/00
------------------------    Administration
Andreas A. Keller

/s/ FARSHAD SAJEDI          Director                                  7/11/00
------------------------
Farshad Sajedi

/s/ MARIELLEN LOWRY         Director                                  7/11/00
------------------------
Mariellen Lowry